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                                                                    EXHIBIT 12.1

                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)
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                                                                                 For the Years Ended December 31,
                                                                     2004         2003         2002         2001         2000
                                                                   -------      -------      -------      -------      -------
Earnings
Income/(loss) before income taxes, minority interest and           $  (499)     $(1,188)     $  (142)     $  (170)     $   405
   change in accounting
Earnings of non-consolidated affiliates                                (45)         (55)         (44)         (24)         (56)
Cash dividends received from non-consolidated affiliates                42           35           16           12           17
Fixed charges                                                          140          126          139          174          215
Capitalized interest, net of amortization                                1            3            1           (2)          (3)
                                                                   -------      -------      -------      -------      -------
   Earnings                                                        $  (361)     $(1,079)     $   (30)     $   (10)     $   578
                                                                   =======      =======      =======      =======      =======

Fixed Charges
Interest and related charges on debt                               $   109      $    97      $   109      $   139      $   176
Portion of rental expense representative of the interest factor         31           29           30           35           39
                                                                   -------      -------      -------      -------      -------
   Fixed charges                                                   $   140      $   126      $   139      $   174      $   215
                                                                   =======      =======      =======      =======      =======

Ratios
Ratio of earnings to fixed charges*                                    N/A          N/A          N/A          N/A          2.7
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* For the years ended December 31, 2004, 2003, 2002 and 2001, fixed charges exceed earnings by $501 million, $1,205 million, $169 million and $184 million, respectively, resulting in a ratio of less than one.